Exhibit 99.11

CONSENT OF BLACKSTONE ADVISORY PARTNERS L.P.

June 28, 2010

Audit Committee of the Board of Directors

Board of Directors

Allscripts-Misys Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

We hereby consent to the inclusion of our opinion letter dated June 8, 2010 to the Audit Committee of the Board of Directors and the Board of Directors of Allscripts-Misys Healthcare Solutions, Inc. (the “Company”) included in Annex D, and to the references thereto under the caption “Opinion of Blackstone, Financial Advisor to the Allscripts Audit Committee” in the joint proxy statement/prospectus/information statement relating to the proposed repurchase of 24,442,083 shares of the Company’s common stock from Misys plc, which joint proxy statement/prospectus/information statement forms a part of the Registration Statement on Form S-4 of the Company. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

BLACKSTONE ADVISORY PARTNERS L.P.

By:	/s/ Robert L. Friedman
Name:	Robert L. Friedman
Title:	Chief Legal Officer